Exhibit 99.1

CIDER SECURITY LTD.

2020 EQUITY INCENTIVE PLAN

Amended and Restated on November 17, 2022

1.	PURPOSE

The purpose of this 2020 Equity Incentive Plan is to secure for Cider Security Ltd. (the “Company”) and its shareholders the benefits arising from ownership of share capital by employees, officers, directors and consultants of the Company and its Affiliates (as defined below), who are expected to contribute to the Company’s future growth and success.

2.	DEFINITIONS

2.1.	DEFINED TERMS

Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“Administrator”	means the Board, or a committee to which the Board shall have delegated power to act on its behalf with respect to the Plan. Subject to the Articles of Association of the Company, the Administrator, if it is a committee, shall consist of such number of members as may be determined by the Board.

“Affiliate(s)”	means a present or future company that either (i) controls the Company or is Controlled by the Company; or (ii) is Controlled by the same person or entity that Controls the Company.

“Award”	means a grant under the Plan of Options or Restricted Share Units or other equity-based awards to be settled only in Shares; for the avoidance of any doubt this definition shall not include any Awards that are to be settled in cash.

“Board”	means the board of directors of the Company.

“Cause”	means, with respect to each Participant (in addition to any other instrument applicable to the Participant): (i) any breach by Participant’s obligations towards the Company (or any of it’s Affiliates) in accordance with such Participants employment agreement, services agreement, non-disclosure agreement, assignment of invention agreement, non-compete agreement, or any other instrument or agreement to which the Participant is bound; (ii) any dishonest act on the part of the Participant including without limitations—fraud, theft, breach of fiduciary duty, embezzlement; (iii) any criminal offense by Participant; (iv) any act by Participant that may adversely affect the reputation, business, or business relationship of the Company (or its Affiliates); or (v) any failure by Participant to abide by the Company’s policies or code of conduct; (vi) any circumstances that constitute grounds for termination for cause under the Participants employment or service agreement with the Company or its Affiliates.

“Commencement Date”	means the date of commencement of the vesting schedule with respect to a Grant of Award which, unless otherwise determined by the Administrator, shall be the date of the decision of the Grant of Award by the Administrator.

“Company”	means Cider Security Ltd., a company incorporated under the laws of the State of Israel.

“Consultant”	means an Israeli resident who is not entitled to receive an Award under Section 102, on behalf of whom an Award is Granted under Section 3i.

“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 102.

“Disability”	means total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.

“Exercise Price”	means, the price determined by the Administrator in accordance with Section 8.1 below which is to be paid to the Company in order to exercise a Granted Option and convert such Option into an Underlying Share.

“Grant Letter”	means a letter from the Company or Affiliate to a Participant in which the Participant is notified of the decision to Grant to the Participant an Award according to the terms of the Plan. The Grant Letter shall specify (i) the Tax Provision under which the Award is Granted; (ii) the Tax Track that the Company chose according to Section 12 of the Plan (if applicable); (iii) the Exercise Price (if applicable); and (iv) the number of Options or Restricted Share Units Granted to the Participant, as applicable; and (v) any other terms the Company deems fit.

“Grant of Award”	means the grant of an Award by the Company to a Participant pursuant to a Grant Letter issued to the Participant.

“Holding Period”	means with regard to an Award Granted under Section 102, the period in which the Award granted to a Participant or, upon exercise thereof the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects.

“IPO”	means the consummation of the initial underwritten public offering of the Company’s securities pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or under any other applicable securities law.

“Law”	means the laws of the State of Israel as are in effect from time to time.

“Merger Transaction”	means (i) a merger, consolidation, recapitalization or similar event of the Company with or into another corporation in a single transaction or a series of transactions as a result of which the Shareholders of the Company holding a majority of the voting securities immediately prior to such transaction do not own in such capacity a majority of the voting securities of the surviving entity, (ii) a sale or grant of an exclusive, worldwide license for all or substantially all of the intellectual property rights of the Company, or any other disposition of all or substantially all of the Company’s assets, or (iii) a sale of all or substantially all of the Shares of the Company or a subsidiary of the Company, (iv) any transaction or series of related transactions as a result of which more than 50% of the Shares of the Company are transferred to any third party (other than the issuance of Shares by the Company solely for financing purposes).

“Notice of Exercise”	shall have the meaning set forth in Section 8.4 below.

“Option”	means an option to purchase one Share of the Company.

“Non-Qualified Participant”	means any person who is not qualified to receive an Award under the provisions of Section 102, on behalf of whom an Award is Granted pursuant to Section 3i.

“Participant”	means an Qualified Participant, or a Non-Qualified Participant.

“Plan” or “Option Plan”	means this Share Option Plan, as may be amended from time to time.

“Qualified Participant”	an Israeli resident who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any controlling stockholder according to the meaning ascribed to it in Section 32(9) of the Ordinance, all in accordance with and subject to the provisions of Section 102 of the Tax Ordinance.

“Restricted Share Units”	means an Award entitling a Participant to receive Shares under this Plan that is subject to the terms and conditions of Section 7.

“Retirement”	means the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by Law; or (ii) the age of retirement specified in the Participant’s employment agreement.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section 102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Section 3(i)” or “Section 3(i) Rules”	means section 3(i) of the Israeli Tax Ordinance and the applicable rules thereto or under applicable regulations.

“Share(s)”	means an ordinary share(s) of the Company par value NIS 0.01 each (or of such other class as determined by the Board).

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Track”	means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Income Tax Track Through a Trustee”; or (3) the “Income Tax Track Without a Trustee”; each as defined in Section 12 of this Plan.

“Tax Provision”	means, with respect to the Grant of Award, the provisions of one of the three Tax Tracks in Section 102, or the provisions of 3i.

“Term of the Options”	means, with respect to Granted but unexercised Options, the time period set forth in Section 10 below.

“Trustee”	means a Trustee appointed by the Company to hold in trust, Awards and the Underlying Shares issued upon exercise or settlement of Awards, on behalf of Participants.

“Underlying Shares”	means Shares issued or to be issued upon exercise or settlement of an Award all in accordance with the Plan.

2.2.	GENERAL

Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.

3.	SHARES AVAILABLE FOR AWARDS

The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be determined from time to time by the Board. Such number of Shares shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 4 below.

In the event that any Award granted under the Plan expire or otherwise terminate in accordance with the provisions of the Plan, such expired or terminated Award shall become available for future Grants under the Plan.

4.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Option. Upon the occurrence of any such adjustment, references in this Plan to Shares and Underlying Shares shall be construed to mean the Shares of the Company subject to the Plan as so determined by the Administrator, following such adjustment.

5.	ADMINISTRATION OF THE PLAN

5.1.	POWER

Subject to the Law, the Articles of Association of the Company, and any resolution to the contrary by the Board, the Administrator is authorized, in its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation,

(A)	to determine:

(a)	the identity of the Participants in the Plan.

(b)	the number of Shares subject to an Award to be Granted for each Participant’s benefit and the Exercise Price, if applicable (subject to the approval of the Board if such approval is required by Law);

(c)	the time or times at which Awards shall be Granted;

(d)	whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;

(e)	any terms and conditions in addition to those specified in the Plan under which an Award may be Granted; and

(f)	any measures, and to take actions, as deemed necessary or advisable for the administration and implementation of the Plan.

(g)	to interpret the provisions of the Plan and to take all actions resulting there from including without limitation;

(h)	subject to Sections 7 and 8, to accelerate the date on which any Award under the Plan becomes exercisable;

(i)	to waive or amend Plan provisions relating to exercise of Options, including exercise of Options after termination of employment, for any reason; and

(j)	to amend any of the terms of the Plan, or any prior determinations of the Administrator;

(k)	to adopt supplements to the Plan, including without limitations in order to accommodate tax regime of foreign jurisdictions.

(l)	all decisions made by the Administrator with respect to the Plan, the interpretation thereof, shall be final and binding upon all Participants.

5.2.	LIMITATIONS

(A)

with respect to any action necessary for the administration of the Plan, which is under any applicable law or the Company’s Articles of Association, required to be taken by the Board, without any right of delegation, notwithstanding anything to the contrary herein, such action shall be taken by the Board.

(B)	Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of applicable Law.

6.	GRANT AND ALLOCATION OF AWARDS

6.1.	CONDITIONS FOR GRANT OF AWARDS

An Award may be Granted at any time after:

(A)	the grant has been approved by the necessary corporate bodies of the Company; and

(B)

specifically in the context of Awards granted to Qualified Participants, 30 days after a request for approval of the Plan has been submitted for approval to the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance; and

(C)	all other approvals, consents or requirements necessary by Law have been received or met.

6.2.	DATE OF GRANT

The date on which an Award shall be deemed Granted under the Plan shall be the date determined by the Administrator, subject to the execution by the Participant of all such instruments required by the Company with respect to the Grant, and (with respect to all Awards issued to the Trustee) the timely delivery of all such instruments required by the Trustee with respect to such Grant, in accordance with the provisions of the Tax Ordinance (“Date of Grant”).

7.	RESTRICTED SHARE UNITS

7.1.

Eligibility. Restricted Share Units may be granted at any time and from time to time as determined by the Administrator, either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Share Units will be made, the number of Restricted Share Units to be awarded, the number of Shares subject to the Restricted Share Units, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Administrator may condition the grant or vesting of Restricted Share Units upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion.

7.2.

Vesting of Restricted Share Units. Shares shall be issued to or for the benefit of Participant promptly following each vesting date determined by the Administrator, provided that Participant is still an employee, director, officer or Consultant of the Company or Affiliate on the applicable vesting date. After each such vesting date the Company shall promptly cause to be issued for the benefit of Participant Shares with respect to Restricted Share Units that became vested on such vesting date. It is clarified that no Shares shall be issued pursuant to the Restricted Share Units to Participant until the vesting criteria determined by the Administrator is met.

7.3.	Terms. Prior to the actual issuance of any Shares, each Restricted Share Unit will represent an unfunded and unsecured obligation of the Company, payable only from the general assets of the Company.

7.4.

Rights as Shareholder. A Participant holding Restricted Share Units shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares issuable upon the vesting of any part of the Restricted Share Units unless and until such Shares shall have been issued by the Company to such Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, unless otherwise provided herein.

8.	EXERCISE OF OPTIONS

8.1.	EXERCISE PRICE

The Exercise Price per Underlying Share deliverable upon the exercise of an Option shall be determined by the Administrator. The Exercise Price shall be set forth in the Grant Letter.

8.2.	VESTING SCHEDULE

Unless otherwise determined by the Administrator (at its sole discretion), all Options Granted on a certain date shall, subject to continued employment with or service to the Company or Affiliate by the Participant at the applicable date of vesting, become vested and exercisable in accordance with the following vesting schedule:

(A)	The Options shall vest over a period of 4 years, commencing on the Commencement Date, as follows:

(i)	Upon the lapse of a 12 months period from the Commencement Date (“Cliff Period”) 25% of the Options shall vest, and

(ii)

the remaining 75% of the Options shall vest over a 36 month period, commencing on the expiration of the Cliff Period, on a quarterly basis, in equal proportions (i.e., upon the lapse of every three month period after the expiration of the Cliff Period).

(B)	In accordance with the above, all Options shall become fully vested by the fourth anniversary of the Commencement Date.

8.3.	EXERCISE OF A PORTION OF THE OPTIONS

The exercise of a portion of the Options Granted shall not cause the expiration, termination or cancellation of the remaining unexercised Options held by the Trustee on behalf of the Participant.

8.4.	MANNER OF EXERCISE

An Option may be exercised by and upon the fulfilment of the following:

(A)	Notice of Exercise

The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant, (ii) the number of Options to be exercised, and (iii) the Exercise Price to be paid (the “Notice of Exercise”).

(B)	Exercise Price

The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Options exercised, as set forth in the Notice of Exercise.

(C)	Allocation of Shares

Upon the delivery of a duly signed Notice of Exercise and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.

(D)	Expenses

All costs and expenses including broker fees and bank commissions, derived from the exercise of Options or Underlying Shares, shall be borne solely on the Participant.

9.	WAIVER OF OPTION RIGHTS

At any time prior to the expiration of any Granted (but unexercised) Option, a Participant may waive his rights to such Option by a written notice to the Company’s principal office. Such notice shall specify the number of Options Granted, which the Participant waives, and shall be signed by the Participant.

Upon receipt by the Company of a notice of waiver of such rights, such Options shall expire and shall become available for future Grants under the Plan.

10.	TERM OF THE OPTIONS

Unless earlier terminated pursuant to the provisions of this Plan, all Granted but unexercised Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 10th anniversary of the Date of Grant.

11.	TERMINATION OF EMPLOYMENT

11.1.	TERMINATION OF EMPLOYMENT

If a Participant ceases to be an employee, director, officer or Consultant of the Company or Affiliate for any reason (“Termination of Employment”) other than death, Retirement, Disability or Cause, then any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company or Affiliate, in its sole discretion), granted to Participant (“Exercisable Options”) may be exercised, if not previously expired, not later than the earlier of (i) 90 days after the date of Termination of Employment; or (ii) the Term of the Options.

All other Options granted for the benefit of Participant shall expire upon the date of Termination of Employment.

11.2.	TERMINATION FOR CAUSE

In the event of Termination of Employment of a Participant for Cause, the Participant’s right to exercise any unexercised Options, Granted to such Participant, whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment and the Options shall thereupon expire.

If subsequent to the Participant’s Termination of Employment, but prior to the exercise of Options Granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options Granted to such Participant shall immediately cease upon such determination, and the Options shall thereupon expire.

If at any time, the Administrator determines that the Participant engaged in conduct which would constitute Cause, then any Underlying Shares issued to the Participant, whether held by the Participant or the Trustee, shall be subject to repurchase by the Company (or anyone designated by the

Company), for no consideration, or for the exercise price actually paid to the Company with respect to such Underlying Shares, all subject to applicable law. In any case whereby the Participant fails to transfer such Underlying Shares to the Company, the Company may take any action the Company deems fit in order to affect such transfer (by virtue of forfeit, transfer, redemption or any other action), including without limitations authorize any party to execute any instrument so required on behalf of the Participant, in order to effect such transfer.

The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

11.3.	TERMINATION BY REASON OF DEATH, RETIREMENT, OR DISABILITY

In the event of Termination of Employment of a Participant by reason of death, Retirement, or Disability, any vested but unexercised Options shall be exercisable in the case of death, by his or her estate, personal representative or beneficiary, or in the case of Retirement or Disability, by the Participant or his or her personal representative (as the case may be), until the earlier of (i) 180 days after the date of Termination of Employment; or (ii) the Term of the Options.

All other Granted Options for the benefit of Participant shall expire upon the date of Termination of Employment.

11.4.	EXCEPTIONS

In special circumstances, pertaining to the Termination of Employment of a certain Participant, the Administrator may in its sole discretion decide to extend any of the periods stated above in Sections 11.1-11.3.

All Restricted Share Units shall cease vesting immediately upon the date of Termination of Employment, and the unvested Restricted Share Units awarded to a Participant shall be forfeited, notwithstanding the circumstances of such termination of engagement.

11.5.	TRANSFER OF EMPLOYMENT OR SERVICE

A Participant’s right to an Award or the exercise or settlement thereof that was Granted to him or her under this Plan, shall not be terminated or expire solely as a result of the fact that the Participant’s employment or service as an employee, officer, director or Consultant changes from the Company to an Affiliate or vice versa.

12.	AWARDS AND TAX PROVISIONS

All Awards under this Plan shall be Granted in accordance with one of the Tax Provisions as follows:

•	The Company may Grant Awards to Qualified Participants in accordance with the provisions of Section 102 and the Rules.

•	The Company may Grant Awards to Non-Qualified Participants in accordance with the provisions of Section 3(i).

12.1.	TAX PROVISION SELECTION

The Company shall elect under which Tax Provision each Award is Granted in accordance with any applicable Law and its sole discretion – i.e. the Company shall elect if to Grant Awards to Participants under one of the three Section 102 Tax Tracks, or under the provisions of Section 3i. The Company shall notify each Participant in the Grant Letter, under which Tax Provision the Awards are Granted and, if applicable, under which Section 102 Tax Track, each Award is Granted.

Awards granted according to Section 102 through a Trustee may either be classified as Capital Gains Track Through a Trustee or as Income Tax Track Through a Trustee.

For the avoidance of doubt, such Election shall not prevent the Company from granting Awards according to Section 102 without a Trustee simultaneously.

12.2.	SECTION 102 TRUSTEE TAX TRACKS

If the Company elects to Grant Awards to Israeli Participants through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Israeli Participant the granted Awards and the Underlying Shares issued upon exercise or settlement of such Awards in trust on behalf of each Israeli Participant. The Participant shall be bound by the trust agreement executed between the Company and any such trustee, including any amendment thereof.

12.3.	INCOME TAX TRACK WITHOUT A TRUSTEE

If the Company elects to Grant Awards to Israeli Participants according to the provisions of this track, then the Awards will not be subject to a Holding Period. However, upon exercise or settlement of Awards under this Tax Track, the Trustee shall hold such Underlying Shares for the benefit of the Israeli Participant in accordance with the provisions of Section 16 of this Plan.

12.4.	CONCURRENT CONDITIONS

The Holding Period of Section 102, if any, is in addition to the vesting period of any Restricted Share Units and/or as specified in Section 8.2 of the Plan. The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Awards Granted.

12.5.	TRUST AGREEMENT

The terms and conditions applicable to the trust relating to the Tax Track selected by the Company, as appropriate, shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).

12.6.	HOLDING PERIOD

Any and all Underlying Shares shall be issued to the Trustee and held thereby until the lapse of the Holding Period, and such Underlying Shares shall be subject to the Taxation Track which is applicable to such Shares. A Participant shall not be entitled to sell or transfer the Underlying Shares held by the Trustee prior to the lapse of the Holding Period.

13.	RIGHTS AS A SHAREHOLDER

Unless otherwise specified in the Plan, a Participant shall not have any rights as a shareholder with respect to Underlying Shares issued under this Plan, until such time as the Shares shall be registered in the name of the Participant in the Company’s register of shareholders.

14.	NO SPECIAL EMPLOYMENT RIGHTS

Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Israeli Participant.

15.	RESTRICTIONS ON SALE OF AWARDS AND SHARES

15.1.	AWARDS

Awards may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except as set forth in the Company’s Articles of Association with respect to Ordinary Shares.

15.2.	SHARES

No transfer of Underlying Shares shall be effective unless is made in compliance with the Articles of Association of the Company (as may be amended from time to time), including, without derogating from the generality of the above, the required approval of any transfer of Shares by the Board, right of first refusal, right of co-sale, and the right of bring along, all—to the extent exist under the Articles of Association of the Company. Without derogating from the aforesaid, all Underlying Shares shall be subject to restrictions set forth in any shareholders agreement (or other similar instrument) applicable to all or substantially all of the shareholders of the Company.

15.3.	MERGERS

In the event of a Merger Transaction, then, subject to obtaining the applicable approvals of the Israeli Tax Authorities, the Administrator in its sole discretion, shall decide:

(A)	if and how the unvested Awards shall be cancelled, replaced or accelerated;

(B)

if and how the vested Awards (including Awards with respect to which the vesting period has been accelerated according to this Section 15.3) shall be exercised, replaced and/or sold by the Trustee or the Company (as the case may be) on the behalf of Israeli Participants; and

(C)	how the Underlying Shares issued upon exercise or settlement of Awards and held by the Trustee on behalf of Participants shall be replaced and/or sold by the Trustee on behalf of the Participant.

15.4.	ACCELERATION PROVISION

The Administrator in its sole discretion, may decide to add an acceleration provision in certain Grant Letters, according to which in case of a Merger Transaction, all or some of the unvested Awards, shall accelerate.

15.5.	LOCK UP

Notwithstanding the Holding Period, following the Company’s IPO, the Administrator may determine that the Underlying Shares issued pursuant to the exercise or settlement of any Award may be subject to a lock-up period of 180 days, or such longer period of time as may be recommended by the Board, during which time Participants shall not be allowed to sell Shares.

16.	VOTING

Until consummation of the Company’s IPO, Shares issued to a Participant or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to the chief executive officer of the Company (the “Representative”), unless the Administrator decides otherwise.

(A)	The Board may, at its discretion, replace the Representative from time to time.

(B)

Shares subject to proxy shall be voted by the Representative on any issue or resolution brought before the shareholders. The Representative shall vote the Shares in the same manner as the vote of the majority of the voting power of shares of the Company that are not subject to voting proxies similar to this voting proxy and that are actually voted on the relevant subject matter, or in such other manner as instructed by the Board.

(C)	Each Participant, upon execution of the irrevocable proxy specified above, undertakes to hold the Representative harmless from any and all claims related or connected to said proxy.

(D)

The Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys’ fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy, unless arising out of the Representative’s own fraud or gross negligence, to the extent permitted by applicable law. In the event the Representative shall have indemnification by virtue of other functions or services he or she performs for the Company or Affiliate (whether by agreement, insurance policy or decision of the appropriate corporate body (ies) of the Company and/or Affiliate), this indemnification shall be in addition to any such other indemnification.

17.	TAX MATTERS

This Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of the Ordinance and any written approval from any relevant Tax Authorities. All tax consequences under any applicable law (other than stamp duty) which may arise from the Grant or Allocation of Awards, from the exercise or settlement thereof or from the holding or sale of Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely by the Participant. The Participant shall indemnify the Company and/or Affiliate, and/or the Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

If the Company elects to grant Awards according to the provisions of the Income Tax Track Without a Trustee (Section 12.3 of this Plan), and if prior to the exercise or settlement of any and/or all of these Awards, such Israeli Participant ceases to be an employee, director, or officer of the Company or Affiliate, the Israeli Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise or settlement of such Awards.

18.	WITHHOLDING TAXES

Whenever an amount with respect to withholding tax relating to any Award Granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate, the Company and/or an Affiliate and/or the Trustee, shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise or settlement of an Award, or transferred thereafter, the Company and/or an Affiliate and/or the Trustee, shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto. If such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee, shall have the right to withhold or set-off (subject to Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

With regard to Awards Granted to Israeli Participants—until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Awards and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise wilfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Awards and/or Underlying Shares may be validly transferred in accordance with Section 20 below, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Israeli Participant were he or she to have survived.

Notwithstanding the aforesaid, Underlying Shares may be sold or transferred, and the Trustee may release such Underlying Shares from trust, prior to the lapse of the Holding Period, provided however, that tax is paid or withheld in accordance with Section 102 of the Tax Ordinance and Section 7 of the Section 102 Rules, and any other provision in any other section of the Tax Ordinance and any regulation, ruling, procedure and clarification promulgated thereunder, that will be relevant, from time to time.

19.	No Transfer of Awards

The Trustee shall not transfer an Award to any third party, including a Participant, except in accordance with instructions received from the Administrator.

20.	Transfer of Rights Upon Death

No transfer of any right to an Award or Underlying Share issued upon the exercise or settlement thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents:

(A)	A written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee;

(B)

A written consent by the transferee to pay any amounts in connection with the Awards and Underlying Shares any payment due according to the provisions of the Plan and otherwise abide by all the terms of the Plan; and

(C)

any such other evidence as the Administrator may deem necessary to establish the right to the transfer of the Award or Underlying Share issued upon the exercise or settlement thereof and the validity of the transfer.

21.	No Right of Others to Awards

Subject to the provisions of the Plan, no person other than the Participant shall have any right with respect to an Award Granted to the Participant’s under the Plan.

22.	Expenses and Receipts

The expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty) shall be borne by the Company. Any proceeds received by the Company in connection with the exercise or settlement of any Award may be used for general corporate purposes.

23.	Required Approvals

The Plan is subject to the receipt of all approvals required under the Ordinance and the Law.

24.	Applicable Law

This Plan and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law.

25.	Treatment of Participants

There is no obligation for uniformity of treatment of Participants.

26.	No Conflicts

In the event of any conflict between the terms of the Plan and the Grant Letter, the Plan shall prevail, unless the Grant Letter stated specifically that the conflicting provision in the Grant Letter shall prevail.

27.	Participant Undertakings

By entering into this Plan, the Participant shall (1) agree and acknowledge that he or she have received and read the Plan and the Grant Letter; (2) undertake all the provisions set forth in: Section 3i or Section 102 as applicable (including provisions regarding the applicable Tax Track that the Company has selected), the Plan, the Grant Letter and the Trust Agreement (if applicable); and (3) if an Award is Granted under Section 102, the Israeli Participant shall undertake that subject to the provisions of Section 102 and the Rules, he or she shall not to sell or transfer the Underlying Shares from trust prior to the lapse of the Holding Period (if any).

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